April 28, 2011
FOR IMMEDIATE RELEASE

 JAMIE AUGUSTINE NAMED RAYMOND JAMES
FIXED INCOME DEPARTMENT HEAD

ST. PETERSBURG, Fla. – Raymond James Financial (NYSE-RJF) CEO Paul Reilly announced that Jamie Augustine will succeed Van Sayler as the head of Raymond James’ Fixed Income department.

“Since joining our firm, Jamie has led the growth of our depository institutions and middle market practices to rival those of our competitors who have been in that business for many years,” said Reilly. “Jamie is well-qualified to take on this important responsibility … his contributions and success reflect our focus on investing in and growing our capital markets businesses.”

Augustine joined Raymond James in 2008 from Bear Stearns and has been serving as the director of Middle Markets Institutional Fixed Income. His responsibilities include Institutional Sales, the Taxable Fixed Income Strategies Group, SBA Trading and Whole Loan Trading. Prior to joining Raymond James, Augustine served as the director of Bear Stearns’ Middle Markets Fixed Income Group, headquartered in Memphis, Tenn. Previous to Bear Stearns, he worked for Morgan Keegan and Co. in Memphis, serving as the director of Fixed Income Research and then as the director of Institutional Fixed Income Sales.

Sayler will continue to run the department through the balance of the firm’s fiscal year, working with Augustine to transition responsibilities until October 1, when the transition plan will be complete. Sayler will remain with the firm in a senior advisory capacity.

“Van has nurtured and grown the Fixed Income department while developing a very strong management team to lead its practices in the coming years,” Reilly continued. “I speak for our chairman, Tom James, our shareholders, and our associates when I express our deepest appreciation for the contributions and leadership that Van has provided during his 25 years with the firm.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $275 billion, of which approximately $36 billion are managed by the firm’s asset management subsidiaries.

For more information, please contact Steve Hollister at 727-567-2824.
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